Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME CHIEF FINANCIAL OFFICER TO RETIRE IN EARLY 2025

LOS ANGELES – (September 30, 2024) – KB Home (NYSE: KBH), one of the largest and most trusted homebuilders in the U.S., today announced that Jeff J. Kaminski, its Executive Vice President and Chief Financial Officer, has decided to retire in early 2025 after more than 14 years in that position. Mr. Kaminski will continue to serve as Chief Financial Officer through the filing of KB Home’s 2024 Annual Report on Form 10-K and plans to assist the Company with the transition of his position. KB Home is following its succession planning process to identify its next chief financial officer.

“It is a true privilege to recognize and thank Jeff on behalf of our team and our board of directors for his considerable contributions to KB Home since he joined us in 2010,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Jeff has played a critical role in improving the financial structure of our business, particularly in architecting and driving the execution of our returns-focused growth strategy over the past eight years. Through his dedicated efforts, our balance sheet is strong, with a low debt-to-capital ratio and substantial cash generation, helping to produce significant stockholder returns and position our company for growth. He has also overseen the development of a deep and capable finance and accounting team and a robust system of internal control over financial reporting. And, on a personal level, I have greatly appreciated Jeff’s partnership as a leader at KB Home and wish him the best in his retirement,” concluded Mezger.

“I am incredibly grateful to have been a part of this venerable company and see its growth over the past 14 years,” said Kaminski. “It’s been the highlight of my career working with such a terrific team, successfully developing communities and delivering the American Dream to thousands of our homebuyers while also enhancing stockholder value. KB Home is a special place, with a unique business model and culture, and I am confident it will continue to stand out as a leading national homebuilder in the years to come.”

About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 47 markets, have built over 680,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.